Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of the 22nd day of December, 2017 (“Execution Date”), by and among Blake Production Company, Inc., a Texas corporation, Fairway Energy L.L.C., a Oklahoma limited liability company, Vernon Resources LLC, a Oklahoma  limited liability company, and ABV Ventures LLC, a Oklahoma limited liability company (each individually and all collectively referred to herein as “Seller”) and Chaparral Energy, L.L.C., an Oklahoma limited liability company, whose address is 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114 (“Buyer”). Seller and Buyer are sometimes collectively referred to in this Agreement as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, Seller is willing to sell and deliver to Buyer, and Buyer is willing to purchase and receive from Seller, the Assets (as defined below) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises of the Parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.Agreement to Sell and Buy.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, the Assets except the Excluded Assets (defined below).

2.Assets.  The “Assets” means the following, except for the Excluded Assets:

a.all of Seller’s right, title, and interest in and to all oil, gas, and/or mineral leases, including renewals and extensions thereof, and associated leasehold rights covered thereby, described in the attached Exhibit A, to the extent, and only to the extent, such leases cover the depths described on Exhibit A (the “Leases”), together with any and all other rights of Seller in and to all leasehold estates and interests created thereby and the lands covered by the Leases or included in units with which the Leases may have been pooled, unitized or communitized (the “Lands”);

b.all of Seller’s right, title and interest in and to the fee simple surface interests in and to the Lands described on Exhibit B (the “Fee Interests”);

c.Seller’s rights and obligations, to the extent applicable, transferable, and solely to the extent pertaining to the interests described in items (a) and (b) above, in and to all existing and effective operating agreements, unitization and/or pooling agreements, contractual and/or beneficial interests, permits, rights of way, surface damage agreements and other surface rights, easements, licenses, options, orders, and other contracts, agreements and instruments, in each case, relating to the Leases and Fee Interests, including, but not limited to, those contracts and agreements described on the attached Exhibit C (collectively, the “Contracts”)

with the understanding that as a part of closing these Contracts will be assigned to the Buyer;

d.all hydrocarbons in, on or under or that may be produced from or attributable to the interests described in items (a) and (b) above after the Effective Time; and

e.copies of all records directly attributable to the Leases, Fee Interests, and Contracts, to the extent in the custody or control of the Seller, whether tangible or intangible, whether physically or electronically stored, including copies of all Leases, Contracts, and other related agreements, ownership reports and related files, to be made at Buyer’s expense and delivered at Closing or as otherwise arranged by the Parties (the “Records”). The Records include intellectual property of Seller only to the extent it is in tangible form and directly pertains to the Assets.  Otherwise, the “Records” do not include the following: (i) intellectual property of Seller, including all mental impressions, to the extent such intellectual property is not directly attributable to the Assets, (ii) all tax records of Seller other than those specifically pertaining to ad valorem taxes or severance taxes assessed against the Assets, and (iii) all other records, data and information that are not directly attributable to the Assets excludes (the “Excluded Records”).

3.Excluded Assets.  Seller excepts from this sale and reserves to itself (a) all right, title and interest of Seller in and to the Leases insofar, and only insofar, as such Leases cover depths not described on Exhibit A, and any wells drilled to such excluded depths and any production therefrom, (b) the properties, contracts and interests specifically described on the attached Exhibit D, and  (c) the Excluded Records.

4.Buyer's Due Diligence.  Buyer may commence its due diligence inspection of the Assets and all Records in the possession or control of Seller (including all title and contract files including, without limitation, abstracts, copies of the Leases, copies of the Contracts, copies of paid drafts and/or checks, lease purchase reports, title checks including run sheets or take offs, and any other pertinent documents or information related to the Leases) immediately upon the execution of this Agreement.  Buyer agrees that its use of any of the files and records referenced in this Section 3 shall be at its sole risk and liability.

5.Effective Time.  The purchase and sale of the Assets shall be effective as of  January 1, 2018 at 7:00 a.m. local time at the site of the Assets (the “Effective Time”).

6.Purchase Price.  The purchase price for the Assets shall be Thirty-Four Million, Seven Hundred Twelve Thousand, Six Hundred Seventy and 91/100 Dollars ($34,712,670.91), in the respective proportions set forth on Annex I, payable by Buyer to accounts designated in writing by Seller at Closing by wire transfer of immediately available funds, and subject to adjustments as set forth below (the “Purchase Price”).

a.Settlement Statement; Adjustments to Purchase Price.  Not less than three (3) business days prior to the Closing Date, Seller shall submit a “Settlement

Statement” to Buyer for Buyer’s comment and approval. The Settlement Statement shall set forth the adjusted Purchase Price, reflecting (1) each Title Defect, preferential purchase right, or failed consent or maintenance of uniform interest adjustment pursuant to Section 9, (2) the addition of further oil and gas leases or other oil and gas interests to the Assets pursuant to Section 9 as agreed by the Parties, (3) each adjustment for an Environmental Defect pursuant to Section 10, and (4) any other adjustments mutually agreed upon by the Parties as of the date the Settlement Statement is delivered to Buyer. Within two (2) business days of receipt of the Settlement Statement, Buyer has the right, but not the obligation, to deliver to Seller a written report containing any proposed changes to the Settlement Statement and an explanation of the proposed changes.  The Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing (the Purchase Price, as adjusted by the Parties, hereinafter the “Closing Amount”).  If the Parties cannot agree on the Settlement Statement prior to Closing, the adjusted price in the Settlement Statement as prepared by Seller will be deemed to be the Closing Amount at Closing, and either Party may submit such dispute to the Accounting Referee in accordance with Section 17(j) below.

b.Earnest Money. Under the terms of that certain Exclusive Option Agreement by and among the Parties dated as of November 16, 2017 (the “Option Agreement”), Buyer has paid earnest money in the amount of $3,471,267 to Chicago Title Oklahoma (the “Escrow Agent”), which amount is being held by Escrow Agent in accordance with the terms of that certain Escrow Agreement executed by and among the Parties and Escrow Agrent on November 16, 2017 (the “Escrow Agreement”).  The Parties acknowledge and agree that, upon the execution and delivery of this Agreement, Buyer has fully performed its obligations under the Option Agreement, and all rights and remedies of Seller with respect to any funds deposited by Buyer in connection with the Option Agreement, and any interest earned thereon, shall serve and be considered as the performance deposit hereunder (the “Earnest Money”), and shall be governed by the terms and conditions of this Agreement. In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Earnest Money will be applied to the Purchase Price to be paid by Buyer at the Closing. If the parties fail to consummate the transaction contemplated herein, the Earnest Money shall be disbursed in accordance with Section 12 below. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE EARNEST MONEY IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY, AND THAT THE EARNEST MONEY IS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER THEREFOR.

c.Purchase Price Allocations.  Seller and Buyer recognize and agree that,  for federal tax reporting requirements, Section 1060 of the Internal Revenue Code of 1986, as amended (the “IRC” or “Code”), and the regulations thereunder, apply to the transaction contemplated by this Agreement.  Except as otherwise required by the IRC and regulations thereunder or other Applicable Laws, Seller and Buyer agree  that for federal tax reporting purposes, the Purchase Price shall be allocated among the Assets in a manner that conforms to Section 1060 of the Code as set forth in Annex I, and such allocation shall be used by both Seller and Buyer in preparing and timely filing Internal Revenue Service Form 8594 (“Form 8594”) pursuant to the regulations under Section 1060.  Seller and Buyer further agree not to assert, in connection with any tax return, tax audit, or similar proceeding, any allocation of the Purchase Price that differs from that set forth in Annex I to this Agreement unless required to do so to in good faith to resolve a disputed position with a taxing authority involving such allocation, in which case such party shall provide reasonable written notice to the other party of such change.  Upon any adjustment of the Purchase Price following the execution of this Agreement, Seller and Buyer shall adjust the allocations reflected in Annex I accordingly and report such adjustments in conformity with Section 1060 and the regulations thereunder.

7.Representations and Warranties.

a.By Seller.  Each Seller, jointly and severally, represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

i.Authorization; Enforceability; Organization. The execution and delivery of this Agreement, and the performance hereunder, are duly and validly authorized by all requisite action on the part of Seller.  Seller has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to sell the Assets on the terms described herein and to perform its other obligations under this Agreement.  The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of Seller’s charter, by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to Seller.  This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, will constitute legal, valid, binding and effective obligations of Seller enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.  Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation and is duly qualified to do business in the State of Oklahoma.

ii.Taxes.  All property, production, severance, ad valorem, excise, and similar taxes and assessments based on or measured by the ownership of the Assets, the production of hydrocarbons from the Assets, or the receipt of proceeds of production from the Assets, that have become due and payable by Seller have been properly paid by Seller, and all tax returns related to such taxes have been properly, accurately and completely prepared and timely filed in all material respects.  There are no Title Defects for unpaid taxes (including any interest, fine, or penalty) on the Assets, other than statutory liens for current taxes not yet due.  None of the Assets are subject to any tax partnerships for federal, state or local tax purposes.   Seller has timely filed, or will timely file when due, all federal, state, and other reports or returns, if any, required to be filed by Seller in connection with its ownership of the Assets and the production of income therefrom and such returns are accurate and complete in all material respects.  Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.  Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable governmental authority for assessment of Taxes with respect to the Assets, and no such claim has been threatened.  No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation in that jurisdiction as a result of holding the Assets.  No audit, administrative, judicial or other proceeding with respect to taxes with respect to the  Assets has been commenced or is presently pending.  The Subject Assets have been properly listed on the applicable property tax rolls.

iii.Brokers’ Fees.  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility.

iv.Pending Claims and Litigation.  Except as set forth on Schedule 7.iv., there are no suits, actions or other legal, administrative, or arbitration proceedings that are pending or, to Seller’s knowledge, threatened in writing, against Seller or any of such Assets, that would, if determined adversely to Seller, (a) result in the material impairment or loss of Seller’s title to the relevant Assets, (b) materially hinder or impede the operation of all or any material portion of any Asset, or (c) that would, if determined adversely to the Parties, restrain, prohibit, or impose damages on Buyer or Seller with respect to, or otherwise materially impair Seller’s ability to consummate, the transactions contemplated by this Agreement.  Further, except as set forth on Schedule 7.iv., Seller is not currently an applicant nor a respondent in any spacing, increased density or pooling applications now pending before the Oklahoma Corporation Commission (“OCC”).

v.Violations.  To the best of Seller’s knowledge, neither Seller nor any of the Assets is in material violation of any laws, statutes, regulations or orders applicable to any of its Assets or the operation thereof.

vi.Material Contracts.  To the best of Seller’s knowledge, Exhibit C contains a true and complete list of all Contracts (except the Leases and assignments) that exist as of the date of this Agreement and will be binding on Buyer or any of the Assets following Closing.  Except as set forth on Exhibit C, each Contract is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and, to Seller’s knowledge, enforceable against each other party thereto in accordance with its terms, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors.  Except as set forth on Exhibit C, to Seller’s Knowledge, no event has occurred that would, with the passage of time, compliance with any applicable notice requirements, or both, constitute a material breach, violation, or default by Seller or any other party thereto, under any of the Contracts.

vii.Leases.  Seller, as the owner of the Leases, is not currently obligated to participate in the drilling of a new well nor has it made or received a proposal to drill a new well nor are there any obligations to drill an offset well and, to the best of Seller’s knowledge, other than set forth in the Leases, there are no agreements that adversely effect the rights of ingress and egress to explore for and produce oil, gas and other hydrocarbons.

viii.Liens.  Except for the Permitted Encumbrances (as defined below) and the liens listed on Schedule 7.viii., there are no liens on any of the Assets.  At Closing, Seller’s interest in the Assets will be free and clear of all liens, claims, security interests, mortgages, encumbrances, and charges arising by, through, or under such Seller, including those listed on Schedule 7.viii.

ix.Environmental.

A.

With respect to the Assets, Seller has not entered into any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority that are in existence as of the Execution Date based on any Applicable Environmental Laws (as defined below) and that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets, and Seller is not subject to any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority that are in existence as of the Execution Date based on any Applicable Environmental Laws (as defined below) and that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets. “Applicable Environmental Laws” shall mean all federal, state or local laws, rules, orders, or regulations pertaining to the protection of the  environment or human health and safety, including those relating to waste materials and/or hazardous substances.  “Governmental Authority” means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having jurisdiction.
B.

Except as set forth in Schedule 7.ix.B., as of the Execution Date, such Seller has not, received written notice from any person of any release or disposal of any hazardous substance concerning any land, facility, asset, or property included in or affecting any portion of the Assets that:  (1) interferes with or prevents compliance by such Seller with any Applicable Environmental Laws or the terms of any license or permit issued pursuant thereto; or (2) gives rise to or results in any common law or other liability of such Seller to any person.

C.

All written notices from and to Governmental Authorities, and all reports and studies prepared by third parties, (in each case) specifically addressing environmental matters related to such Seller’s ownership or operation of the Assets that are in such Seller’s possession have been made available to Buyer.

x.AMIs, Dedications. Except as set forth on Schedule 7.x., no Asset is subject to (or has related to it) any area of mutual interest agreements, farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time, dedications of acreage, or other similar restriction on assignment or the manner in which the owner of the Assets is permitted to conduct business.

xi.Warranty Disclaimers; “As Is, Where Is”.  Except (A) for a special warranty of title that will be included on all instruments executed by Seller to transfer title of the Assets to the Buyer, and (B) all representations and warranties made by the Seller in this Agreement, Seller makes no representations or warranties, express or implied, in connection with the Assets.  To the extent required by Applicable Law to be operative, the disclaimers of certain warranties contained in this Section 7 are “conspicuous disclaimers” for purposes of any Applicable Law.  EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE ASSIGNMENT AND DEED, BUYER AGREES THAT SELLER IS CONVEYING THE ASSETS WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLER HEREBY DISCLAIMS), RELATING TO (i) TITLE, (ii) OPERATING CONDITION, (iii) MERCHANTABILITY, DESIGN, OR QUALITY, (iv) FITNESS FOR ANY PARTICULAR PURPOSE, OR (v) ABSENCE OF LATENT DEFECTS.

xii.Knowledge.  As used in this Agreement, words “to Seller’s knowledge,” “to the knowledge of Seller,” or other words of similar import mean that the statement so qualified is true to the actual knowledge of either the senior executive officers of Seller, or Seller’s operational personnel in managerial roles relating to the Assets, in each case after due inquiry and investigation by such officers or personnel, as applicable.

b.By Buyer.  Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

i.Authorization. Buyer represents that the execution and delivery of this Agreement, and the performance hereunder, are duly and validly authorized by all requisite action on the part of the Buyer.  Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Assets on the terms described herein and to perform its other obligations under this Agreement.  The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of Buyer’s charter, by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to Buyer.  This Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, will constitute legal, valid, binding and effective obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

ii.Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility.

iii.Independent Evaluation and Non-Reliance.  Buyer is knowledgeable about the oil and gas business and aware of its risks, and has retained and taken advice concerning the Assets and the transactions contemplated herein from attorneys, advisors, and consultants that are knowledgeable about the oil and gas business and the applicable laws to the Assets, and the transactions contemplated herein.  Buyer has been, or prior to the Closing will be, afforded a reasonable and appropriate opportunity to examine the Leases, Contracts and Records and all other documents and materials reasonably requested by Buyer or its authorized representatives or advisors with respect to the Assets.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation, and investigation of, and judgment with respect to, the business, economic, legal, tax, environmental, and other consequences of the contemplated transactions, including its own estimate and appraisal of the extent and value of the hydrocarbon and other reserves attributable to the Assets and the prices that may be received for hydrocarbons produced from the Assets.  Without limiting the foregoing, Seller has made no representations or warranties, other than as set forth herein, with respect to  the value of the Assets or reserves, the financial condition, physical condition, environmental conditions, liabilities, operations, business, or prospects of the Assets, the ability to develop the Assets, to obtain any permits required to develop the Assets, or to sell any hydrocarbons attributable to production from the Assets, or of any projections as to events that could or could not occur.

iv.Securities Laws. Buyer has such knowledge, sophistication, and experience in business and financial matters and in the ownership and operation of oil and gas properties and assets that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets, and has so evaluated the merits and risks of such acquisition.  Buyer is able to bear the economic risk of its acquisition of the Assets.  The Assets are being acquired by Buyer for Buyer’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Assets in violation of any registration or qualification requirements of any securities Laws.  Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer.

v.Financial Resources.  Buyer will, at the Closing, have the financial resources necessary to close the contemplated transactions and perform all obligations of Buyer under this Agreement.

8.Covenants.  Seller and Buyer by covenant agree to perform the following:

a.Conduct of Business.  From and after the Execution Date and until Closing, the Seller will continueto operate the Assets in the ordinary course of business and Seller shall not convey, encumber, abandon, relinquish or otherwise dispose  of any part of the Assets.  Further, Seller will not propose, agree to participate, nor commence operations to drill a new well on the Lands.  If Seller receives a proposal from a third party to participate in the drilling of a new well, Seller will immediately notify Buyer in writing and Seller and Buyer will jointly make a decision as to whether or not to participate in any proposed new well.

b.Consents and Waivers.  From and after the Execution Date, Seller will use reasonable efforts to obtain all consents, waivers, and approvals that may be required of it in order to consummate the transactions contemplated by this Agreement.

c.OCC Matters.  Seller will promptly provide Buyer with copies of all Notices, applications and all other pleadings filed at the OCC that relate to and/or pertain to the Assets to the extent such documents and records are in Seller’s possession or are subsequently received by the Seller.  From and after the execution of this Agreement, Buyer will be entitled to consult with Seller as to all decisions and elections related to all such OCC filings.

9.Title Matters.  The term “Marketable Title” to the Assets means such defensible title of each Seller as of the Defect Date (subject to the delivery of the ORRI

Conveyance, as such term is defined below) and Closing Date that, (i) subject to and except for the Permitted Encumbrances, (A) entitles such Seller to (x) not less than the aggregate number of net acres listed in Annex I for such Seller under the column titled “Net Acres,” (y) not less than an eighty (80%) net revenue interest throughout the productive life of each of the Leases and (z) not less than 100% of the depths listed in Exhibit A throughout the productive life of each of the Leases; (B) the Leases are not subject to any liens, encumbrances, obligations, or defects except for Permitted Encumbrances and those described on Schedule 7.viii and (ii) at Closing, all consents to assignment of any Lease or other Asset have been obtained, where a failure to obtain such consent would render the assignment of some or all of such Lease or other Asset void or voidable, give rise to a claim for specified liquidated damages, or cause the termination of the Lease or other Asset to be assigned as a result of a failure to obtain that consent; (C) as to each Lease, waivers of all preferential rights to purchase applicable to such Lease have been waived or are deemed to be waived; (D)  as to each Lease, is either within its primary or has been extended into its secondary term as a result of production in paying quantities from a well timely commenced within the primary term of each Lease and completed in a prudent manner; and (E) as to each Lease, all royalty, delay rental and shut-in payments, if any, due in accordance with the terms of each Lease have been timely paid.  A “Title Defect” means any matter that would cause any Seller to not have Marketable Title to any Lease.

a.Permitted Encumbrances. The following shall be “Permitted Encumbrances” and shall not constitute Title Defects:

i.

all rights to consent by, required notices to, filings with, or other actions by, governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

ii.

all rights vested in or reserved to any governmental, statutory, or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules, and orders of Governmental Authority in effect as of the Effective Time;

iii.

royalties, overriding royalties, production payments, and other burdens on production from the Assets appearing of record to the extent accounted for in the determination of, and which do not reduce the net revenue interest for any of the Assets below that set out in Exhibit A with respect to such Asset

iv.

preferential rights to purchase with respect to which, prior to the Closing, (a) waivers are obtained from the appropriate Parties; or (b) the appropriate time for asserting such rights has expired without an exercise of such rights;

v.	failure to comply with maintenance of uniform interest provisions under any applicable joint operating agreement;

vi.	required consents to assignment with respect to which, prior to the Defect Date, consents are obtained from the appropriate Parties;

vii.

easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations which do not and will not (a) reduce the net revenue interest for any of the Assets below 80% with respect to such Lease or (b) materially interfere with or materially detract from the operation, value, or use of the Assets by Buyer;

viii.

the Contracts and all obligations thereunder which do not and will not (a) reduce the net revenue interest for any of the Assets below 80% with respect to such Lease, or (b) materially interfere with or materially detract from the operation, value, or use of the Assets by Buyer, or (c) require consent to assign in connection with the transactions contemplated hereby or if consent is required such consent is obtained prior to Closing; and

viii.	defects arising out of the lack of a survey, unless a survey is required by applicable law.

b.Notice of Defective Interest.  Buyer shall deliver to Seller a written notice of Title Defects (“Title Defect Notice”) on or before the date that is two (2) business days after the execution and delivery of this Agreement (“Defect Date”) at 5:00 p.m. Central time in a manner set forth in the notice provision herein; provided, however, Buyer shall notify Seller of any Title Defect it discovers as soon as reasonably practicable after its discovery.  Such Title Defect Notice shall include a reasonable description of and documentation supporting the claimed basis for the Title Defect, including copies of relevant portions of any ownership report or title opinion, and the claimed value of the Title Defect and associated computations.  If Buyer does not deliver a timely Title Defect Notice relating to a particular Lease, no adjustment shall be made for Title Defects for such Lease and the Parties shall proceed to Closing.  A Lease for which Buyer properly and timely asserts a Title Defect Notice is a “Title Defect Property”.

c.Remedies for Title Defects.  For any Title Defect properly and timely asserted by Buyer, Seller shall either (i) cure the Title Defect before Closing to Buyer’s reasonable satisfaction, or (ii) reduce the Purchase Price by the calculated value of the Title Defect (a “Title Defect Adjustment”); provided that, other than pursuant to Section 9(d)(iv) below, if the Title Defect Adjustment for any Title Defect Property exceeds 50% of the value allocated to such Asset, such allocated value to be obtained by multiplying the number of net acres comprising such Asset by the price per net acre set forth for such Seller on Annex I (the “Allocated Value”), Buyer may elect to remove the affected Asset from the transaction contemplated herein and the Purchase Price shall be reduced by the Allocated Value thereof.  If any Title Defect Property is so removed, the applicable Seller shall have the option to attempt to cure any Title Defect within sixty (60) days after Closing, and in the event the defect is cured to Buyer’s reasonable satisfaction within the said sixty (60) day period, the relevant Asset shall be assigned to Buyer via an instrument in the form attached as Exhibit E or Exhibit F, as applicable, and Buyer shall pay to Seller the Allocated Value of the Asset.

d.Title Defect Adjustments.   Title Defect Adjustments shall be determined as follows:

iIf, because of a Title Defect, title to one or more Title Defect Properties fails completely with the effect that the applicable Seller has no ownership interest in the relevant Asset, the adjustment to the Purchase Price attributable to such Title Defect shall be the Allocated Value of the affected Assets.

iiIf the Title Defect consists of a lien, encumbrance, or other charge upon the Title Defect Property which is undisputed and liquidated in amount, the adjustment to the Purchase Price attributable to such Title Defect shall be the amount necessary to pay the obligee to remove such Title Defect, not to exceed the Allocated Value of such Asset.

iiiIf the applicable Seller’s actual net revenue interest in all or a portion of the Assets to be conveyed by such Seller is less than eighty percent (80%) after giving effect to the Conveyance of ORRI, the adjustment to the Purchase Price attributable to such Title Defect shall be an amount equal to (A) the ratio of (x) the difference obtained by subtracting the actual net revenue interest for such Leases from eighty percent (80%), to (y) eighty percent (80%), (B) multiplied by the Allocated Value of such Asset.

iv.If the applicable Seller’s actual net acres in the Assets, as a whole, is less than the net acres set forth for such Seller on Annex I, the adjustment to the Purchase Price attributable to such Title Defect shall be an amount equal to the product obtained by multiplying the net acre deficiency by the price per net acre set forth for such Seller on Annex I.

vIf the applicable Seller does not own the depths specified on Exhibit A in a Lease as of the Effective Time throughout its productive life, the adjustment to the Purchase Price attributed to such Title Defect shall be the Allocated Value for such Lease.

If the Parties hereto are unable to agree on the amount of Title Defect Adjustment pursuant to this Section, then the determination of the existence and associated value related thereto shall be determined by the Title Referee pursuant to Section 17(j). For the sake of clarity, the Title Defect Adjustment for any Title Defect that does not affect the title of each Seller, shall apply only to the proportionate share of the Purchase Price payable to such Seller.

e.Threshold.  Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by any Seller for any Title Defect unless such Title Defect exceeds Ten Thousand Dollars ($10,000.00) (the “Defect Threshold”). For each Title Defect which exceeds the Defect Threshold, Buyer shall be entitled to an adjustment to the Purchase Price for the full amount of such Title Defect.

f.Preferential Purchase Rights.  If a Lease is subject to a preferential right to purchase, right of first refusal, right of first offer, or similar right that is exercised prior to the Closing, Seller shall be deemed to have suffered a complete failure of title with respect to the affected Lease, such Lease shall be excluded from the Assets conveyed to Buyer at the Closing, the Purchase Price shall be reduced by an amount equal to the full Allocated Value of the affected Lease, and Seller shall be entitled to retain all proceeds paid for the affected Lease by the person exercising such preferential right to purchase or similar right.  For any Lease burdened by a preferential right to purchase or similar right which has not been exercised as of the Closing Date, but for which the time period for exercise has not expired (and the applicable right has not been waived by the holder thereof), such Lease shall be withheld from the Assets sold to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Lease.  If any such preferential right to purchase or similar right is ultimately either waived or the time period for exercise relative thereto expires without the holder exercising such right, Buyer shall, within ten (10) business days of such waiver or expiry, pay to Seller the Allocated Value and Seller shall convey such Lease to Buyer using an Assignment in the form of Exhibit E attached hereto.

g.Consents to Assignment.  If any Asset is subject to the consent of a third party in order to assign such Asset to Buyer, and failure to obtain such consent would render the assignment of some or all of the Asset void or voidable, give rise to a claim for specified liquidated damages, or cause the termination of the Asset to be assigned, then such Asset, together with all other Assets to which the failed consent relates, shall be removed from the Assets sold to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such removed Assets.  If any such required consent or similar right is the date that is sixty (60) days after Closing, Buyer shall, within ten (10) business days of such consent, pay to Seller the Allocated Value and Seller shall convey such Lease to Buyer using an Assignment in the form of Exhibit E attached hereto.

h.Exclusive Remedy.  Except with respect to the special warranty contained in the Assignment, the remedies provided in this Section 9 are the exclusive remedies available to Buyer for Title Defects.  In no event shall total adjustment related to Title Defects include duplicative costs or losses included in another Title Defect Adjustment hereunder, or exceed the Allocated Value of such Asset.

10.Environmental Matters.

a.Environmental Defects. Seller shall give Buyer physical access to the Assets for the purpose of inspecting same at all reasonable times before the

Closing Date.  If Buyer determines there is an environmental Condition that gives rise (or could give rise) to an allegation of non-compliance or violation of Applicable Environmental Laws or otherwise decreases the value of an Asset (an “Environmental Defect”), Buyer shall deliver notice of the Environmental Defect to Seller on or before the Closing. For purposes of this Agreement, “Condition” means any fact, circumstance, status, condition or defect (1) resulting in or arising from a failure to comply with Applicable Environmental Laws or (2) which requires, or with the passage of time will require, investigation, removal, cleanup, remediation, restoration or corrective actions in accordance with Applicable Environmental Laws. Provided, however, Buyer shall notify Seller of any Environmental Defect it discovers as soon as reasonably practicable after its discovery. The Purchase Price shall be reduced with respect to each Asset affected by an Environmental Defect, without duplication, in an amount equal to the sum required to cure such Environmental Defect, unless Seller, at its sole cost and expense, elects to cure such Environmental Defect.  Buyer or Seller may elect to exclude from the Assets any Asset for which an Environmental Defect affects more than fifty percent (50%) of the Allocated Value for such Asset. If Buyer does not deliver a timely and valid notice in accordance with this section, Buyer’s rights for the Environmental Defect to be claimed will be deemed waived.

b.Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect unless such Environmental Defect exceeds the Defect Threshold. For each Environmental Defect which exceeds the Defect Threshold, Buyer shall be entitled to an adjustment to the Purchase Price for the full amount of such Environmental Defect.

11.Closing.  The closing of the transaction contemplated by this Agreement (the “Closing” or “Closing Date”) shall be held on or before January 5, 2018 at Seller’s offices, or such other location as the Parties may agree, at 10:00 a.m.  At Closing, the following events shall occur, each being deemed to have occurred simultaneously with the others:

a.Assignment.  Subject to other terms and conditions herein, Seller shall execute and acknowledge, and Seller shall deliver to Buyer, an original of the Assignment, Bill of Sale and Conveyance in substantially the form attached hereto as Exhibit E (the “Assignment”), together with a complete Exhibit A attached, and sufficient counterparts of the Assignment to enable the recording of a counterpart of the Assignment in each of the counties where the Leases are located.

b.Deed.  Subject to other terms and conditions herein, Seller shall execute and acknowledge, and Seller shall deliver to Buyer, an original of the Deed in substantially the form attached hereto as Exhibit F (the “Deed”), together with a complete Exhibit B attached, and sufficient counterparts of the Deed to enable the recording of a counterpart of the Deed in each of the counties where the Fee Interests are located.

c.Other Instruments. In addition, Seller shall deliver to Buyer such other assignments necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations.

d.Settlement Statement.  Seller and Buyer shall execute and deliver the Settlement Statement setting out the Closing Amount.

e.Lien Releases.  Seller shall deliver to Buyer recordable copies of all lien releases necessary and sufficient, in the reasonable business judgement of Buyer, to deliver the Assets in accordance with Section 7.viii.

f.Purchase Price.  Buyer shall deliver to Seller the Closing Amount, less the Earnest Money, by wire transfer of immediately available funds to an account designated by Seller at Closing.

g.Earnest Money. Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent for the disbursement of the Earnest Money to Seller, in accordance with the terms of the Escrow Agreement.

h.Cooperation Agreement. Buyer and Seller shall execute and deliver a Cooperation Agreement in the form attached hereto as Exhibit G.

i. Non-Foreign Affidavit. Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) substantially in the form of Exhibit H, certifying that it is not a foreign person within the meaning of the Code.

j.Closing Certificates. Each Party shall each execute and deliver to the other Party an officer’s certificate, dated as of the Closing Date substantially in the form of Exhibit I.

k. Conveyance of ORRI. Each Party shall execute and deliver to the other Party an executed and acknowledged counterpart of conveyance of overriding royalty interest, which shall be in substantially the form attached hereto as Exhibit J (the “Conveyance of ORRI”), which shall be filed for record in the appropriate real property records immediately following the Assignment.

12.Termination.

a.Written Notice.  Either Party may terminate this Agreement by written notice to the other Party if Closing has not occurred by February 15, 2018, as such date may be extended hereunder or by mutual agreement of the Parties.

b.Certain Purchase Price Adjustments.  Either Party may terminate this Agreement in the event the sum of: (i) the aggregate reduction to the Purchase Price for all Environmental Defects (not cured in accordance with Section 10 below prior to Closing), (ii) all Title Defect Adjustments, (iii) all adjustments to the Purchase Price under Section 9(f), and (iv) all adjustments to the Purchase Price under Section 9(g), exceeds twenty percent (20%) of the Purchase Price.

c.Buyer’s Failure.  Seller may terminate this Agreement if Closing has failed to occur as of the Closing Date as a result of:

i.the failure of each of the representations and warranties of Buyer set forth in Section 8 to be true and correct in all material respects on and as of the Closing Date (and in all respects in the case of representations and warranties qualified by materiality) with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); or

ii.the failure of Buyer to materially perform or comply with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date;

provided, however, that if any such breach or failure is curable, Seller may not terminate this Agreement unless and until Buyer fails to cure such breach or failure within five (5) days of written notice by Seller.

d.Seller’s Failure.  Buyer may terminate this Agreement if Closing has failed to occur as of the Closing Date as a result of:

i.the failure of each of the representations and warranties of Seller set forth in Section 7 to be true and correct in all material respects on and as of the Closing Date (and in all respects in the case of representations and warranties qualified by materiality) with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); or

ii.the failure of Seller to materially perform or comply with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date;

provided, however, that if any such breach or failure is curable, Buyer may not terminate this Agreement unless and until Seller fails to cure such breach or failure within five (5) days of written notice by Buyer.

e.Litigation.   Either Party may terminate this Agreement if a material suit, action or other proceeding by any third party shall be pending before any

Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

In the event that this Agreement is terminated in accordance with Section 12(c) above, and Seller is not at such time in material breach of this Agreement, then as Seller’s sole and exclusive remedy, the Parties shall execute and deliver joint written instructions to the Escrow Agent for the disbursement of the Earnest Money to Seller, in accordance with the terms of the Escrow Agreement. If this Agreement is terminated for any other reason, then the Parties shall execute and deliver joint written instructions to the Escrow Agent for the disbursement of the Earnest Money to Buyer, in accordance with the terms of the Escrow Agreement, in which event Buyer shall retain all rights and remedies at equity or in law, including, without limitation, the right to seek specific performance.

13.Taxes

a.Liability for Taxes.  All taxes, including ad valorem, property, production, excise, net proceeds, severance and other similar obligations assessed against the Assets or based on or measured by the ownership of the Assets or production therefrom (“Taxes”) shall be allocated between Seller and Buyer in the following manner: Seller shall be allocated and bear all Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time.  Buyer shall be allocated and bear all Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.  For purposes of determining the allocations described in the preceding sentence, (A) Taxes that are attributable to the severance or production of hydrocarbons shall be allocated to the period in which the severance or production giving rise to such taxes occurred, (B) Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such taxes described in clause (A) or (C)), shall be allocated to the period in which the transaction giving rise to such Taxes occurred, and (C) Taxes that are ad valorem, property or other Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of this Agreement, “Straddle Period” means any Tax period beginning before and ending after the Effective Time.  For the avoidance of doubt, Seller and Buyer each shall be liable for its own income, franchise, or similar taxes.

b.Transfer  Taxes.     It  is  the  reasonable  anticipation  of  the  parties  that  the transactions to occur pursuant to this Agreement, including the transfer of the Assets, shall not give rise to any transfer, documentary, sales, use, stamp, registration and other similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”), but to the extent there are any Transfer Taxes attributable to the consummation of the transactions under this Agreement, such Transfer Taxes shall be paid by Buyer. Seller and Buyer shall reasonably cooperate to mitigate, reduce or eliminate any taxes referred to in this Section 13(b), and to use reasonable efforts to obtain any certificate or other documents from any governmental authority as may be possible to mitigate, reduce or eliminate any such Transfer Taxes. For the avoidance of doubt, “Transfer Taxes” shall not include any federal, state and local income and gain taxes resulting from the transactions hereunder.

c.Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to any taxes relating to the Assets.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such tax return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  Seller and Buyer agree to retain all books and records with respect to tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any governmental authority.

14. Buyer’s Assumption of Liabilities of Assets and Indemnities.  Upon Closing, Buyer shall, subject to and without limiting Seller’s indemnification obligations under Section 15, assume and pay, perform, fulfill, and discharge all claims, costs, expenses, liabilities accruing or relating to the owning, developing, exploring, operating, or maintaining of the Assets or the producing, transporting, and marketing of hydrocarbons from the Assets, relating to periods on or after the Closing, including without limitation, environmental obligations and liabilities, and all obligations arising under any agreements covering or relating to the Assets, in each case arising on or after the Closing (the “Assumed Liabilities”).  Buyer, its successors and assigns, shall indemnify, defend and hold harmless Seller, its officers, directors, shareholders, employees, representatives, agents, successors, and assigns, forever, harmless from and against any and all claims, lawsuits, or demands (including legal and expert fees), whether accrued or unaccrued, arising out of or attributable to the Assumed Liabilities, or any representation, warranty, covenant, or agreement of Buyer contained in this Agreement. BUYER’S INDEMNIFICATION OBLIGATION SHALL APPLY REGARDLESS OF WHETHER OR NOT SUCH CLAIMS, COSTS, EXPENSES, LIABILITIES AROSE FROM THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF SELLER OR ANY OTHER INDEMNIFIED PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, STATUTE, RULE OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY. BUYER AND SELLER ACKNOWLEDGE THAT THIS

STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

15.Seller’s Retention of Liabilities of Excluded Assets and Indemnities. Upon Closing, Seller shall retain all claims, costs, expenses, liabilities, and obligations accruing or relating to the owning, developing, exploring, operating, or maintaining of the Assets or the producing, transporting, and marketing of hydrocarbons from the Assets, relating to periods on or before the Closing, including without limitation, the payment of royalties and taxes relating to pre-Closing periods, environmental obligations and liabilities, and all obligations arising under any agreements covering or relating to the Assets, in each case arising on or prior to the Closing (the “Retained Liabilities”).  In addition, Seller will continue to be solely liable for all claims, costs, expenses, liabilities, and obligations accruing or relating to the owning, developing, exploring, operating, or maintaining of the Excluded Assets or the producing, transporting, and marketing of hydrocarbons from the Excluded Assets including without limitation, the payment of royalties and taxes, environmental obligations and liabilities, and all obligations arising under any agreements covering or relating to the Excluded Assets (collectively, the “Ongoing Liabilities”).  Seller, together with its successors and assigns, shall indemnify, defend, and hold harmless Buyer, its officers, directors, shareholders, employees, representatives, agents, successors, and assigns, harmless from and against any and all claims, lawsuits, or demands (including legal and expert fees), whether accrued or unaccrued, arising out of, related to, or attributable to the Retained Liabilities and Ongoing Liabilities, or any and all claims arising out of a misrepresentation or breach of any representation, warranty, covenant, or agreement of Seller contained in this Agreement. SELLER’S INDEMNIFICATION OBLIGATION SHALL APPLY REGARDLESS OF WHETHER OR NOT SUCH CLAIMS, COSTS, EXPENSES, LIABILITIES AROSE FROM THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF BUYER OR ANY OTHER INDEMNIFIED PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, STATUTE, RULE OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

16. Certain Post-Closing Covenants.

a.Drilling Obligations. During the calendar year 2018, Buyer will drill and complete five (5) wells located on the Lands to a depth sufficient to test the Mississippian Formation. During each of the respective calendar years 2019, 2020, and 2021, Buyer will drill and complete ten (10) wells located on the Lands to a depth sufficient to test the Mississippian Formation. During the calendar year 2022, Buyer will drill and complete fifteen (15) wells located on the Lands to a depth sufficient to test the Mississippian Formation Each group of wells that Seller is obligated to drill within a particular calendar year is referred to herein as the “Yearly Obligation Wells”, and collectively as the “Obligation Wells”. If in any given calendar year, Buyer drills any well(s) meeting the requirements of this Section 16.a. in excess of the number of Yearly Obligation Wells required for such calendar year, then Buyer’s Yearly Obligation Wells for the following calendar year shall be reduced on account of such excess wells. As used herein, the phrase “Mississippian Formation” means the stratigraphic equivalent of all subsurface depths between 7,128 feet below KB and 7,606 feet below KB, as measured by the well log for the Lightle ‘A’ #1 Well, API: 35073247800000, located in the northwest quarter of the northwest quarter of Section 2, Township 18 North, Range 7 West, Kingfisher County, Oklahoma.

b.Failure to Drill. Subject to Section 16.a. above and Section 16.c. below, in the event that Buyer fails to drill the required Yearly Obligation Wells in any given calendar year, then within 30 days after the expiration of the applicable calendar year, Buyer shall pay to Seller Representative an amount equal to $142,090.00 for each Yearly Obligation Well that Buyer failed to drill in the applicable calendar year (the “Deficiency Payment”). Once Buyer remits any Deficiency Payment, Buyer shall be deemed to have met the requirements set forth in Section 16.a. above with respect to the applicable calendar year. Notwithstanding anything to the contrary contained in this Agreement, the Deficiency Payment shall be Seller’s sole and exclusive remedy with respect to any failure of Buyer to drill an Obligation Well. The Deficiency Payment shall be paid to Seller Representative in accordance with the terms and provisions of this Agreement and (a) Seller Representative shall be solely responsible for distributing such portion to each Seller, and (b) Seller Representative shall defend, indemnify and hold Buyer harmless from all losses, costs, expenses, damages, claims, causes of action and liabilities in any way related to such distributions to each Seller, REGARDLESS OF WHETHER OR NOT SUCH LOSSES, COSTS, EXPENSES, DAMAGES, CLAIMS, CAUSES OF ACTION OR LIABILITIES AROSE FROM THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF BUYER OR ANY OTHER PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, STATUTE, RULE OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY.

c.Force Majeure. Buyer’s obligation to drill the Obligation Wells shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond Buyer’s reasonable control including, without limitation, an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, earthquake, explosion, governmental restraint, and any other cause, whether of the kind specifically enumerated above or otherwise (“Force Majeure”). In all cases of Force Majeure, Buyer shall promptly give notice to Seller of the suspension of performance, stating therein the nature of the suspension, the reasons thereof, and the expected duration thereof. Buyer shall resume performance as soon as practicable once the reason for delay has been removed, and all subsequent deadlines under Section 16.a. above shall be tolled for the duration of such Force Majeure.

d.No Partnership. It is not the purpose or intention of this Agreement to create, nor shall this Agreement be construed as creating, any mining partnership, commercial partnership or other partnership or fiduciary relation nor shall the operations of the parties hereunder be construed to be considered as a joint venture. The liability of the parties hereto shall be several and not joint or collective.

e.HBP Status. The Parties acknowledge and agree that certain Leases may be past their respective primary terms, and are currently held in force and effect by production. From the Closing Date until December 31, 2022, Seller will use reasonable efforts to own and operate such wells in such a manner as to minimize the expiration or termination of all or any portion of the Leases. If at any time before December 31, 2022, (x) any such well ceases to produce hydrocarbons in paying quantities, or (y) the operator of any such well desires to plug and abandon such well, Seller will provide written notice to Buyer within 5 days after learning of such cessation or desire to abandon.

f.Unitization Agreement. Seller shall approve all wells proposed by Buyer, including, without limitation, all Obligation Wells, in accordance with the terms of that certain Plan of Unitization applicable to the Hennessey Unit, Kingfisher County, Oklahoma, by and among Humble Oil & Refining Company, as Unit Operator, and the other signatories thereto, and dated as of August 18, 1961.

17.Miscellaneous.

a.Survival of Provisions.  The representations and warranties contained in Section 7.i, Section 7.iii, the representations and warranties contained in Section 8, Buyer’s obligation to indemnify Seller under Section 14 for the Assumed Liabilities, and Seller’s obligation to indemnify Buyer under Section 15 for the Retained Liabilities and Ongoing Liabilities, shall each survive Closing indefinitely. The remainder of the representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months. The covenants and agreements of Buyer and Seller contained in Section 16 shall terminate upon the performance of the Parties’ respective obligations under Sections 16.a. and 16.b. The remaining covenants and agreements of Buyer and Seller shall survive until performed.

b.Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same.

c.Notices.  All notices under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if mailed, three business days after mailing, certified mail, return receipt requested, (iii) if sent by overnight courier, one day after sending, (iv) via email, when received.  All notices shall be addressed as follows:

If to Seller:	If to Buyer:
Blake Production Company, Inc. Attention: Blake Vernon 1601 NW Expressway, Suite 777 Oklahoma City, OK 73118 405 286-9800 x23 blake.vernon@blakeproduction.com	Chaparral Energy, L.L.C. Attention: Director - Land 701 Cedar Lake Blvd. Oklahoma City, Oklahoma 73114 405-478-8770 Lincoln.McElroy@chaparralenergy.com

Any party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

d.Confidentiality.  The terms and conditions of this Agreement and all discussions between the Parties relating thereto shall remain confidential unless (i) otherwise agreed to in writing by all Parties or (ii) any such disclosure is required by applicable law.

e.Amendments.  This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

f.Damages Waiver.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTIONS, HOWEVER SAME MAY BE CAUSED; PROVIDED THAT ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY (EXCEPT AN AFFILIATE OF an indemnified party) SHALL BE RECOVERABLE BY A PARTY HERETO TO THE EXTENT THAT SUCH PARTY IS ENTITLED TO INDEMNIFICATION FOR THE MATTER FOR SUCH DAMAGES ARE RECOVERED. THE WAIVER OF DAMAGES CONTAINED IN THIS SECTION 17(f) SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

g.Governing Law.  This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Oklahoma without giving effect to conflicts of laws provisions that would require the application of the law of another state; PROVIDED, HOWEVER, THAT NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE WAIVER OF DAMAGES PROVIDED IN SECTION 17(f), IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVER IS TO BE

GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY PARTY.  VENUE FOR ANY CLAIM OR CAUSES OF ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE IN OKLAHOMA COUNTY, OKLAHOMA.

h.Entire Agreement.  This Agreement, along with the attached Exhibits and Schedules which are incorporated herein by reference and the Escrow Agreement and any surviving terms of that certain Access Agreement by and among the Parties dated as of November 16, 2017, constitutes the entire understanding among the Parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

i.Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

j.Dispute Resolution.  If, after negotiations between the Parties of any dispute concerning the Subsequent Settlement Statement, and Title Defect, or any Environmental Defect fail to resolve such dispute, the Parties shall submit such dispute to applicable Referee, who shall resolve such dispute, applying the terms and provisions of this Agreement, in accordance with the following:

i.

If the Parties are unable to resolve a dispute as to the Settlement Statement (as described in Section 5), the Parties shall submit the dispute to an accounting firm mutually acceptable to Buyer and Seller (the “Accounting Referee”) .

ii.

If the Parties are unable to resolve a dispute as to the existence or amount of any Title Defect (as described in Section 8), or whether any Title Defect has been cured, the Parties shall submit the dispute to a neutral attorney admitted to practice in Oklahoma mutually acceptable to Buyer and Seller who does not represent and has not recently represented either Party on any issue in the three (3) years immediately prior to the execution of this Agreement and who has at least ten (10) years of experience in oil and gas title law in Oklahoma (the “Title Referee”).

iii.

If the Parties are unable to resolve a dispute as to the existence or amount of any Environmental Defect (as described in Section 10), or whether any Environmental Defect has been cured, the Parties shall submit the dispute to an environmental consultant agreed upon by the Parties with at least ten (10) years of experience involving properties in the regional area in which the Assets with respect to which such Environmental Defects are alleged and who has not represented either Party on any issue in the three (3) years immediately prior to the execution of this Agreement.

iv.

The Parties shall submit all relevant materials to the applicable Referee for any dispute within twenty (20) business days of selection of the Referee. No later than twenty (20) days after such submissions, the Referee shall conduct a hearing, at which time the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required, but the Referee shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that he or she determines to be appropriate.  The Referee shall render his or her decision specifically establishing the resolution of the dispute within fifteen (15) days after the hearing and in no event later than 120 days after Closing.  A decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.  Without the consent of both Seller and Buyer, the Referee shall not determine any issues other than adjustments to be made on the Subsequent Settlement Statement, for Title Defects, and for Environmental Defects.

k.Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Execution can be evidenced by electronic transmission of signatures with original signature pages to follow in due course.

l.Like-Kind Exchange.  Buyer or Seller, as the case may be, consents to any assignment by the other Party of certain of its rights and obligations under this Agreement (a “1031 Assignment”) to a Qualified Intermediary (as that term is defined in Section 1.1031(k)‑1(g)(4)(v) of the Treasury Regulations), or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000‑37), in connection with effectuation of a like-kind exchange (an “Exchange”).  In the event either Party makes a 1031 Assignment to the Qualified Intermediary or the Qualified Exchange Accommodation Titleholder pursuant to this Section 14.l., such Party agrees to notify the other Party in writing of such assignment at least three (3) business days before the Closing Date. Notwithstanding the occurrence of a 1031 Assignment, Seller and Buyer acknowledge and agree that any such assignment of any portion of either Party’s rights and obligations under this Agreement to a Qualified Exchange Accommodation Titleholder, does not release either Party from any of its respective liabilities and obligations to the other Party (including, without limitation, indemnification obligations) under this Agreement.  The Parties agree to cooperate to attempt to structure the transactions contemplated hereby as a like-kind exchange; provided the Closing shall not be delayed or affected by reason of an Exchange.

m.Further Assurances.  After Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices and other documents, and do such other and further acts and things as may be reasonably necessary to more fully and effectively grant, convey and assign the Assets to Buyer as contemplated herein.

n.No Third Party Beneficiaries. This Agreement is not intended to confer upon any party other than Buyer or Seller any rights or remedies hereunder except as expressly provided in Sections 14 and 15.

o.Exclusive Remedy. The sole and exclusive remedy of Buyer and Seller with respect to the Assets shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, if the Closing, occurs the sole and exclusive remedy of Buyer and Seller, for any and all (a) claims relating to any representations, warranties, covenants and agreements that is contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Assets and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law.

p.Joint and Several Liability. Notwithstanding anything herein to the contrary, the agreements, obligations, representations, warranties and covenants of Seller in this Agreement constitute the joint and several obligations of each Seller in all instances.

q.Representation by TK. Thompson & Knight LLP (“TK”), has been retained by Buyer to represent it in the preparation of this Agreement and documents to be executed and delivered by the Parties incident thereto. TK has advised, and by signature hereto, Seller acknowledges, that TK does not represent it with respect to this Agreement or any matter incident thereto, and has been advised by TK to seek independent counsel with respect to the transactions contemplated by this Agreement and the effect and consequences of such transactions to Seller.  Notwithstanding the preceding sentence, each Party represents and warrants to each other Party that such Party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such Party’s own judgment and advice of independent legal counsel.

r.Seller Representative. Each Seller has and does hereby irrevocably appoint Blake Production Company, Inc. (the “Seller Representative”) as the agent and attorney-in-fact of each Seller for the purposes of acting in the name and stead of such Seller in:  (a) giving and receiving all notices, accepting service of process and making any elections or designations permitted or required by this Agreement (and all notices required or permitted to be made by Buyer to Sellers or any Seller hereunder shall be deemed to be duly made by Buyer upon providing such notice to Sellers’ Representative as provided in this Section 17); (b) acting on each Seller’s behalf under any other covenant, agreement or provision of this Agreement; (c) agreement with Buyer as to any amendments to this Agreement which the Seller Representative may deem necessary or advisable, including but not limited to the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (d) receiving payments under or pursuant to this Agreement and disbursements thereof to any Seller, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by the Seller Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of the Seller Representative’s duties under this Agreement; (e) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (i) disputing or refraining from disputing, on behalf of any Seller relative to any amounts to be received by any Seller under this Agreement or any agreements contemplated hereby, or any claim made by Buyer under this Agreement, (ii) negotiating and compromising, on behalf of each Seller, any dispute, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement, and (iii) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and the Seller Representative on the other hand; and (f) performing those actions or exercising those powers otherwise specifically provided to the Seller Representative pursuant to the terms of this Agreement; provided, however, that, in each case, the Seller Representative shall not take any action adverse to any Seller unless such action is also taken proportionately with respect to each other Seller.  Notices delivered in accordance with Section 17.c. and communications to or from the Seller Representative shall constitute notice to or from each Seller.  Any decision, act, consent or instruction of the Seller Representative (acting in its capacity as the Seller Representative) shall constitute a decision of each Seller and shall be final, binding and conclusive upon each Seller, and Buyer may rely upon any such decision, act, consent or instruction.  Each Seller hereby agrees that: (i) in all matters in which action by the Seller Representative is required or permitted, the Seller Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, and Buyer shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of Buyer of any such dispute or disagreement; and (ii) the appointment of the Seller Representative is coupled with an interest and shall be irrevocable by each Seller in any manner or for any reason.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Execution Date.

SELLER: BLAKE PRODUCTION COMPANY, INC., a Texas corporation

By: /s/ James Vernon

FAIRWAY ENERGY L.L.C.,

a Oklahoma limited liability company

By: /s/ James Vernon

VERNON RESOURCES LLC,

a Oklahoma  limited liability company

By: /s/ James Vernon

ABV VENTURES LLC,

a Oklahoma limited liability company

By: /s/ Austin Vernon

BUYER: CHAPARRAL ENERGY, L.L.C., an Oklahoma limited liability company
By: /s/ K. Earl Reynolds

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